Exhibit 21


NAME                                    STATE OR OTHER JURISDICTION OF INCORPORATION
RF Micro Devices International, Inc.    North Carolina
RF Micro Devices UK Ltd                 United Kingdom

Both of the above listed entities are 100% directly owned by RF Micro Devices, Inc., and their results of operations are included in the consolidated financial statements.